Exhibit 99.1

Marina Biotech Begins Trading on the OTCQX Tier of OTC Market

Bothell, WA, February 1, 2012 – Marina Biotech, Inc. (OTCQX: MRNA), a leading nucleic acid-based drug discovery and development company, today announced that the Company’s common stock will begin trading on the OTCQX tier of the OTC Markets commencing on Thursday, February 2, 2012. The Company has been advised that its shares will trade under its current symbol, “MRNA”. Investors will be able to view real-time stock quotes for “MRNA” at http://www.otcmarkets.com/stock/MRNA/quote.

“Marina Biotech and NASDAQ have worked hard together over the past several years to find ways of maintaining the Company’s listing on the NASDAQ Stock Market,” stated J. Michael French, President and CEO of Marina Biotech. “I and our Board of Directors have decided, at this point, that the Company is not in a position to meet the listing standards of the NASDAQ Stock Market and will move the trading of the Company’s common stock to the OTCQX immediately. We believe this move allows us to focus on our current clinical development program, cutting-edge research, partnering and licensing efforts as well as creating a more favorable environment for long-term funding of the Company. By utilizing the strengths of the OTC Markets, we believe we can be in a position in the future to return to a national securities exchange if we so choose.”

On February 1, 2012, the Company received notification that the NASDAQ Hearings Panel has determined to delist the Company’s common stock from the NASDAQ Stock Market, and will suspend trading in the shares effective at the open of business on Thursday, February 2, 2012. Thereafter, The NASDAQ Stock Market will file a Form 25-NSE with the Securities and Exchange Commission to complete the delisting. The Company had the right to request an additional appeal of this determination, but has decided that to do so is not in the best interest of the Company’s shareholders. Marina Biotech plans to continue to file with the Securities and Exchange Commission any and all reports as may be required under the Securities Exchange Act of 1934, as amended, following the delisting.

On March 25, 2011, the Company received a letter from the Listing Qualifications Department of The NASDAQ Stock Market notifying it that it was not in compliance with the minimum $1.00 per share minimum bid price requirement for continued inclusion on The NASDAQ Global Market, as a result of the bid price of the common stock having closed below $1.00 for the 30 consecutive business days prior to the date of the letter. On October 27, 2011, the Company participated in a hearing before the NASDAQ Listing Qualifications Panel to review the Company’s plan to regain compliance with the minimum bid price requirement. In a November 16, 2011 decision, the Panel provided the Company with an extension until January 31, 2012 to regain compliance with the minimum bid price requirement.

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates the world’s largest electronic marketplace for broker-dealers to trade unlisted stocks. Our OTC Link™ platform supports an open network of competing broker-dealers that provide investors with the best prices in over 10,000 OTC securities. We categorize the wide spectrum of OTC companies into three tiers - OTCQX (the quality-controlled marketplace for investor friendly companies), OTCQB® (the U.S. reporting company marketplace for development stage companies), and OTC Pink™ (the speculative trading marketplace) - so investors can identify the level and quality of information companies provide. To learn more about how OTC Markets Group makes the unlisted markets more transparent, informed, and efficient, visit www.otcmarkets.com.

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company focused on the development and commercialization of oligonucleotide-based therapeutics utilizing multiple mechanisms of action including RNA interference (RNAi) and messenger RNA translational blocking. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs in bladder cancer and malignant ascites. Marina Biotech entered into an exclusive agreement with The Debiopharm Group for the development and commercialization of the bladder cancer program. In addition, Marina Biotech has recently entered into an agreement with Mirna Therapeutics to license its SMARTICLES® technology for the delivery of microRNA mimics. Marina Biotech’s goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Marina Biotech, Inc.

Philip Ranker

Interim Chief Financial Officer

(425) 908-3615

pranker@marinabio.com